Exhibit (m)(1)(b)

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

May 1, 2016

Salient Adaptive Balanced Fund

Salient Adaptive Income Fund

Salient Adaptive US Equity Fund

Salient Commodity Long/Short Strategy Fund

Salient EM Corporate Debt Fund

Salient EM Dividend Signal Fund

Salient EM Infrastructure Fund

Salient Frontier Strategy Fund

Salient High Yield Fund

Salient International Dividend Signal Fund

Salient International Real Estate Fund

Salient International Small Cap Fund

Salient Investment Grade Fund

Salient Real Estate Fund

Salient Select Income Fund

Salient Select Opportunity Fund

Salient Tactical Growth Fund

Salient Tactical Muni Strategy Fund

Salient Tactical Real Estate Fund

Salient US Dividend Signal Fund